Exhibit 3.7

CERTIFICATE OF MERGER

OF

BATH & BODY WORKS, INC.

INTO

BBW STORE OPERATIONS, LLC

[Domestic Limited Liability Company Surviving]

The undersigned limited liability company, BBW Store Operations, LLC, organized and existing under and by virtue of the Delaware Limited Liability Company Act, 6 Del. C. §§18-101, et seq. (the “Delaware Act”), for the purpose of merging with another entity pursuant to §18-209 of the Delaware Act, DOES HEREBY CERTIFY:

FIRST: That the name and jurisdiction of formation or organization of each of the constituent entities which are to merge are as follows:

Name	Jurisdiction of Formation/Organization
BBW Store Operations, LLC	Delaware
Bath & Body Works, Inc.	Delaware

SECOND: An agreement of merger has been approved, adopted, certified, executed and acknowledged by the constituent entities in accordance with §18-209 of the Delaware Act and §264(c) and §228 of the General Corporation Law of the State of Delaware (the “DGCL”), 8 Del C.§101, et seq.

THIRD: The name of the surviving Delaware limited liability company is BBW Store Operations, LLC and, as of the Effective Time (as defined in Article Fourth below), Article 1 of the Certificate of Formation of the surviving Delaware limited liability company shall be amended in its entirety to read as follows:

1. The name of the limited liability company is “Bath & Body Works, LLC”.

FOURTH: The merger of Bath & Body Works, Inc. into BBW Store Operations, LLC shall be effective as of 11:59 p.m. (EDST) on July 1, 2006 (the “Effective Time”).

FIFTH: The executed agreement of merger is on file at the principal place of business of the surviving Delaware limited liability company. The address of the principal place of business of the surviving Delaware limited liability company is Seven Limited Parkway, Reynoldsburg, Ohio 43068.

SIXTH: A copy of the agreement of merger will be furnished by the surviving Delaware limited liability company, on request and without cost, to any member of BBW Store Operations, LLC or any stockholder of Bath & Body Works, Inc.

IN WITNESS WHEREOF, this Certificate of Merger has been duly executed this 29th day of June, 2006, and is being filed in accordance with §18-209 of the Delaware Act and §264(c) of the DGCL by an authorized officer of the sole member of the surviving Delaware limited liability company.

BBW STORE OPERATIONS, LLC
By:	Limited Brands Store Operations, Inc., Sole Member

	By:	/s/ Mark A. Giresi
Mark A. Giresi,
Executive Vice President, Retail Operations